Exhibit 99.1

Motorola Solutions Reports Fourth-Quarter and Full-Year Financial Results
Company Achieves Record Full-Year Sales, Operating Earnings and Operating Cash Flow

•Sales of $3.0 billion, up 6% from Q4 in the prior year; up 8% for full year
◦Products and Systems Integration sales grew 3% in Q4; up 10% for full year
◦Software and Services sales grew 11% in Q4; up 5% for full year
•Generated $1.1 billion of operating cash flow in Q4; $2.4 billion for full year, up 17%
•GAAP Q4 earnings per share (EPS) of $3.56, up 3%; $9.23 for full year, down 7%
•Non-GAAP Q4 EPS* of $4.04, up 4% versus a year ago; $13.84 for full year, up 16%
•Record ending backlog of $14.7 billion, up 3% from a year ago
•Subsequent to quarter end, entered into a definitive agreement to acquire Theatro, a maker of AI and voice-powered communication and digital workflow software for frontline workers

CHICAGO - February 13, 2025 - Motorola Solutions, Inc. (NYSE: MSI) today reported its earnings results for the fourth quarter and full year of 2024.

“2024 marked another exceptional year for the company, with record sales, operating earnings and cash flow,” said Greg Brown, chairman and CEO, Motorola Solutions. “Strong demand for our safety and security solutions, together with our record backlog, positions us well for another year of strong growth.”

KEY FINANCIAL RESULTS (presented in millions, except per share data and percentages)

	Fourth Quarter			Full Year
	Q4 2024	Q4 2023	% Change	2024	2023	% Change
Sales	$3,010	$2,848	6%	$10,817	$9,978	8%
GAAP
Operating Earnings	$814	$738	10%	$2,688	$2,294	17%
% of Sales	27.0%	25.9%		24.8%	23.0%
EPS	$3.56	$3.47	3%	$9.23	$9.93	(7)%
Non-GAAP*
Operating Earnings	$916	$870	5%	$3,142	$2,784	13%
% of Sales	30.4%	30.5%		29.0%	27.9%
EPS	$4.04	$3.90	4%	$13.84	$11.95	16%
Products and Systems Integration Segment
Sales	$1,949	$1,890	3%	$6,883	$6,242	10%
GAAP Operating Earnings	$541	$492	10%	$1,676	$1,244	35%
% of Sales	27.8%	26.0%		24.3%	19.9%
Non-GAAP Operating Earnings*	$594	$567	5%	$1,931	$1,518	27%
% of Sales	30.5%	30.0%		28.1%	24.3%
Software and Services Segment
Sales	$1,061	$958	11%	$3,934	$3,736	5%
GAAP Operating Earnings	$273	$246	11%	$1,012	$1,050	(4)%
% of Sales	25.7%	25.7%		25.7%	28.1%
Non-GAAP Operating Earnings*	$322	$303	6%	$1,211	$1,266	(4)%
% of Sales	30.3%	31.6%		30.8%	33.9%
*Non-GAAP financial information excludes the after-tax impact of approximately $0.48 for Q4 and $4.61 for FY per diluted share related to highlighted items, including, share-based compensation expense and intangible assets amortization expense. Details regarding these non-GAAP adjustments and the use of non-GAAP measures are included later in this news release.

OTHER SELECT FOURTH-QUARTER FINANCIAL RESULTS
•Revenue - Fourth-quarter sales were $3.0 billion, up 6% from the year-ago quarter driven by growth in North America. Revenue from acquisitions was $37 million and the impact of favorable foreign currency rates was $6 million. The Products and Systems Integration segment grew 3% with growth in land mobile radio ("LMR") and video security and access control ("Video"). The Software and Services segment grew 11% driven by growth in all three technologies.
•Operating margin - GAAP operating margin was 27.0% of sales, up from 25.9% in the year-ago quarter, driven primarily by a recovery related to the Hytera litigation. Non-GAAP operating margin was 30.4% of sales, down from 30.5% in the year-ago quarter driven by acquisitions, offset by higher sales, favorable mix and lower direct material costs.
•Taxes - The GAAP effective tax rate was 22.2%, up from 15.7% in the year-ago quarter driven primarily by a partial release of a valuation allowance recorded on the U.S. foreign tax credits carryforward in the prior year. The non-GAAP effective tax rate was 22.0%, up from 20.3% in the year-ago quarter, driven by higher U.S. income generated in the current year.
•Cash flow - Operating cash flow was $1.1 billion during the quarter, compared with $1.2 billion in the year-ago quarter and free cash flow was $1.0 billion in the quarter, compared with $1.2 billion in the year-ago quarter. Both the operating cash flow and free cash flow for the quarter decreased primarily due to changes in working capital and higher tax and interest payments in the current quarter.
•Capital allocation - During the quarter, the company paid $164 million in dividends, repurchased $103 million of its common stock and incurred $87 million in capital expenditures. Additionally, the company closed the acquisition of 3tc Software, an international provider of Command Center software solutions, for $22 million, net of cash acquired.

OTHER SELECT FULL-YEAR FINANCIAL RESULTS
•Revenue - Full-year sales were $10.8 billion, up 8% driven by growth in North America, partially offset by lower revenue from the U.K. Home Office related to the Airwave Charge Control and the exit from the Emergency Services Network ("ESN") contract. Revenue from acquisitions was $95 million and the impact of unfavorable foreign currency rates was $2 million. The Products and Systems Integration segment increased 10% driven by growth in LMR and Video. The Software and Services segment increased 5% driven by growth in Video and Command Center, partially offset by the revenue reduction for the U.K. Home Office. Excluding the U.K. Home Office, Software and Services grew 13% with growth in all three technologies.
•Operating margin - For the full year, GAAP operating margin was 24.8% of sales, compared to 23.0% for the prior year and non-GAAP operating margin was 29.0% of sales, up from 27.9% in the prior year. The increase in both GAAP and non-GAAP operating margin was driven by higher sales, favorable mix and lower direct material costs, partially offset by the Airwave Charge Control, higher employee incentives and higher expenses associated with acquired businesses in the current year.
•Taxes - The 2024 GAAP effective tax rate was 19.8%, compared with 20.1% in the prior year and the non-GAAP effective tax rate was 22.0%, up from 21.9% in the previous year.
•Cash flow - The company generated record operating cash flow of $2.4 billion, up 17% versus the prior year, and record free cash flow of $2.1 billion, up 19% versus the prior year. The increase in both operating and free cash flow was primarily driven by higher earnings, net of non-cash charges, generated in the current year.
•Capital allocation - In 2024, the company paid $654 million in dividends, closed four acquisitions for $282 million, net of cash acquired, and repurchased $244 million of its common stock at an average price of $396.69 per share. The company also settled the Silver Lake convertible debt at $319.54 per share for $1.59 billion in cash, inclusive of the conversion premium, and settled $313 million of senior notes that were due within the year. Additionally, the company received credit rating upgrades to BBB from both S&P and Fitch and issued $1.3 billion in long-term debt.
•Backlog - The company ended the year with record backlog of $14.7 billion, up $438 million from the prior year, inclusive of $226 million of unfavorable foreign currency rates. Products and Systems Integrations segment backlog was down 17% or $858 million driven by strong LMR shipments. Software and Services segment backlog was up 14%, or $1.3 billion, driven by strong demand in all three technologies, partially offset by $195 million of unfavorable foreign currency rates.

NOTABLE WINS & ACHIEVEMENTS IN Q4

Software and Services
•$329M ten-year services renewal for Melbourne, Australia's LMR network
•$160M five-year LMR services renewal for Norway’s nationwide public safety network
•$68M LMR services order for a U.S. state and local customer
•$40M Command Center order from the Scottish Fire Service
•$16M fixed video order for the São Paulo State Government, Brazil

Products and Systems Integration
•$53M P25 device order for a U.S. state and local customer
•$52M P25 system and device order for a Canadian customer
•$36M P25 device order for Broward Sheriff’s Office, FL
•$33M P25 system order from the Kentucky State Police
•$32M P25 device order for City of Phoenix Police & Fire
•$16M fixed video order for Duke Energy

BUSINESS OUTLOOK
•First-quarter 2025 - The company expects revenue growth between 5.0% and 5.5% compared to the first quarter of 2024. The company expects non-GAAP EPS in the range of $2.98 to $3.03 per share. This assumes approximately $25 million in foreign exchange headwinds, 171 million fully diluted shares and a non-GAAP effective tax rate of approximately 21.0%.
•Full-year 2025 - The company expects revenue growth of approximately 5.5% and non-GAAP EPS in the range of $14.64 to $14.74 per share. This assumes approximately $120 million in foreign exchange headwinds, 171 million fully diluted shares and a non-GAAP effective tax rate of approximately 23.0%.

The company has not quantitatively reconciled its guidance for forward-looking non-GAAP measurements in this news release to their most comparable GAAP measurements because the company does not provide specific guidance for the various reconciling items as certain items that impact these measures have not occurred, are out of the company’s control, or cannot be reasonably predicted. Accordingly, a reconciliation to the most comparable GAAP financial measurement is not available without unreasonable effort. Please note that the unavailable reconciling items could significantly impact the company’s results.

RECENT EVENTS
U.K. HOME OFFICE UPDATE
In October 2021, the Competition Markets Authority ("CMA") announced that it had opened a market investigation into the Mobile Radio Network Services market. This investigation included Airwave, the company’s private mobile radio communications network that it acquired in 2016. Airwave provides mission-critical voice and data communications to emergency services and other agencies in Great Britain.

In 2023, the CMA imposed a legal order on Airwave which implemented a prospective price control on Airwave (the "Airwave Charge Control"). After the Competition Appeal Tribunal ("CAT") dismissed the company's appeal of the CMA's final decision, the company appealed the CAT's judgment to the United Kingdom Court of Appeal. On January 30, 2025, the United Kingdom Court of Appeal denied the company's application for permission to appeal the CAT's judgment. Since August 1, 2023, revenue under the Airwave contract has been, and will continue to be, recognized in accordance with the Airwave Charge Control.

On March 13, 2024, the company received a notice of contract extension (the “Deferred National Shutdown Notice”) from the U.K. Home Office. The Deferred National Shutdown Notice extends the “national shutdown target date” of the Airwave service from December 31, 2026 to December 31, 2029, at the Airwave Charge Control rates. The company's backlog for Airwave services contracted with the U.K. Home Office through December 31, 2026 was previously reduced by $777 million to align with the Airwave Charge Control. In 2024, as a result of the U.K. Home Office's notice of a contract extension pursuant to their Deferred National Shutdown Notice, the company has recorded additional backlog of $748 million to reflect the incremental three years of services. On April 11, 2024, the company filed proceedings in the U.K. High Court challenging the decision of the U.K. Home Office to issue the Deferred National Shutdown Notice as being in breach of applicable U.K. procurement and public law. The hearing on this matter has been set to commence on April 22, 2025. The backlog related to the incremental years of service contemplated in the Deferred National Shutdown Notice could change depending on the outcome of the proceedings.

On December 5, 2024, a proposed class representative filed a claim with the CAT to bring collective proceedings against us, alleging that users of Airwave services during the period January 1, 2020 through July 31, 2023 suffered financial harm as a result of the pricing in effect during such time (the "Collective Proceeding"). The initial stage of the Collective Proceeding will involve "Certification" of the claim by the CAT, which we expect to be heard in 2025.

CONFERENCE CALL AND WEBCAST Motorola Solutions will host its quarterly conference call beginning at 4 p.m. U.S. Central Standard Time (5 p.m. U.S. Eastern Standard Time) on Thursday, February 13. The conference call will be webcast live with audio and slides at www.motorolasolutions.com/investors. An archive of the webcast will be available for a limited period of time thereafter.
CONSOLIDATED GAAP RESULTS (presented in millions, except per share data)
A comparison of results from operations is as follows:

	Fourth Quarter		Full Year
	2024	2023	2024	2023
Net sales	$3,010	$2,848	$10,817	$9,978
Gross margin	1,548	1,455	5,512	4,970
Operating earnings	814	738	2,688	2,294
Amounts attributable to Motorola Solutions, Inc. common stockholders
Net earnings	611	595	1,577	1,709
Diluted EPS from continuing operations	$3.56	$3.47	$9.23	$9.93
Weighted average diluted common shares outstanding	171.4	171.5	170.8	172.1

USE OF NON-GAAP FINANCIAL INFORMATION
In addition to the results presented in accordance with accounting principles generally accepted in the U.S. ("GAAP") included in this news release, Motorola Solutions also has included non-GAAP measurements of results, including free cash flow, non-GAAP operating earnings, non-GAAP EPS, non-GAAP operating margin, non-GAAP net earnings attributable to MSI, non-GAAP tax rate, organic revenue and net sales adjusted for the U.K. Home Office. The company has provided these non-GAAP measurements to help investors better understand its core operating performance, enhance comparisons of core operating performance from period-to-period and allow better comparisons of operating performance to that of its competitors. Among other things, management uses these operating results, excluding the identified items, to evaluate performance of its businesses and to evaluate results relative to certain incentive compensation targets. Management uses operating results excluding these items because it believes these measurements enable it to make better period-to-period evaluations of the financial performance of its core business operations. The non-GAAP measurements are intended only as a supplement to the comparable GAAP measurements and the company compensates for the limitations inherent in the use of non-GAAP measurements by using GAAP measures in conjunction with the non-GAAP measurements. As a result, investors should consider these non-GAAP measurements in addition to, and not in substitution for or as superior to, GAAP measurements.

Reconciliations: Details and reconciliations of such non-GAAP measurements to the corresponding GAAP measurements can be found at the end of this news release.

Free cash flow: Free cash flow represents net cash provided by operating activities less capital expenditures. The company believes that free cash flow is useful to investors as the basis for comparing its performance and coverage ratios with other companies in the company's industries, although the company's measure of free cash flow may not be directly comparable to similar measures used by other companies. This measure is also used as a component of incentive compensation.

Organic Revenue: Organic revenue reflects net sales calculated under GAAP excluding net sales from acquired business owned for less than four full quarters.  The company believes organic revenue provides useful information for evaluating the periodic growth of the business on a consistent basis and provides for a meaningful period-to-period comparison and analysis of trends in the business.

Net sales adjusted for the U.K. Home Office or Net sales excluding U.K. Home Office sales: Net sales adjusted for the U.K. Home Office reflects net sales calculated under GAAP excluding net sales related to the U.K. Home Office. The company believes that net sales excluding the U.K. Home Office improves period-to-period comparability related to the Airwave Charge Control implemented as of August 1, 2023 and the company's exit from the ESN contract as of December 31, 2023.

Non-GAAP operating earnings, non-GAAP EPS, non-GAAP operating margin and non-GAAP net earnings attributable to MSI each excludes highlighted items, including share-based compensation expenses and intangible assets amortization expense, as follows:

Highlighted items: The company has excluded the effects of highlighted items including, but not limited to, acquisition-related transaction fees, tangible and intangible asset impairments, reorganization of business charges, certain non-cash pension adjustments, legal settlements and other contingencies, gains and losses on investments and businesses, Hytera-related legal expenses, gains and losses on the extinguishment of debt and the income tax effects of significant tax matters, from its non-GAAP operating expenses and net income measurements because the company believes that these historical items do not reflect expected future operating earnings or expenses and do not contribute to a meaningful evaluation of the company's current operating performance or comparisons to the company's past operating performance. For the purposes of management's internal analysis over operating performance, the company uses financial statements that exclude highlighted items, as these charges do not contribute to a meaningful evaluation of the company's current operating performance or comparisons to the company's past operating performance.

Hytera-Related Legal Expenses: On March 14, 2017, the company filed a complaint in the U.S. District Court for the Northern District of Illinois (the “District Court”) against Hytera Communications Corporation Limited of Shenzhen, China; Hytera America, Inc.; and Hytera Communications America (West), Inc. (collectively, “Hytera”), alleging trade secret theft and copyright infringement and seeking, among other things, injunctive relief, compensatory damages, and punitive damages. On February 14, 2020, the company announced that a jury decided in the company's favor in its trade secret theft and copyright infringement case. In connection with this verdict, the jury awarded the company $345.8 million in compensatory damages and $418.8 million in punitive damages, for a total of $764.6 million. In a series of post-trial rulings in 2021, the District Court subsequently reduced the judgment to $543.7 million, but also ordered Hytera to pay the company $51.1 million in pre-judgment interest and $2.6 million in costs, as well as $34.2 million in attorneys' fees. The company continues to seek collection of the judgment through the ongoing legal process.

On December 17, 2020, the District Court held that Hytera must pay the company a forward-looking reasonable royalty on products that use the company’s stolen trade secrets, and on December 15, 2021, set royalty rates for Hytera's sale of relevant products from July 1, 2019 forward. On July 5, 2022, the District Court ordered that Hytera pay into a third-party escrow on July 31, 2022, the royalties owed to the company based on the sale of relevant products from July 1, 2019 to June 30, 2022. Hytera failed to make the required royalty payment on July 31, 2022. On August 1, 2022, Hytera filed a motion to modify or stay the District Court’s previous July 5, 2022 royalty order, which the District Court denied on July 11, 2023. On August 3, 2022, the company filed a motion seeking to hold Hytera in civil contempt for violating the royalty order by not making the required royalty payment on July 31, 2022. On August 26, 2023, the District Court granted the company's contempt motion. As a result, on September 1, 2023, Hytera made a payment of $56 million into the third-party escrow. In addition to the September 1, 2023 payment of $56 million, Hytera has made de minimis quarterly royalty payments into the third-party escrow from October 2022 up through November 2024. Future royalty payments are expected to be paid directly to the company. The aggregate amount paid into escrow of approximately $61 million was released to the company on November 26, 2024 and was recorded as a gain within Other Charges (Income) within the Consolidated Statement of Operations.

Following the February 14, 2020, verdict and judgment in the company's favor, Hytera appealed to the U.S. Court of Appeals for the Seventh Circuit (the "Court of Appeals"), seeking review of the orders related to the jury's verdict as well as the District Court's royalty order. The company filed its cross-appeal on August 5, 2022. The Court of Appeals heard oral arguments on December 5, 2023, and issued its decision on July 2, 2024. The Court of Appeals affirmed the District Court's award of $407.4 million in damages, including exemplary damages, under the Defend Trade Secrets Act. The Court of Appeals also directed the District Court to recalculate and reduce its award of $136.3 million in copyright infringement damages, and instructed the District Court to reconsider its denial of the company's request for an injunction. In all other respects, the Court of Appeals affirmed the judgment of the District Court. On October 4, 2024, the Court of Appeals denied Hytera's motion for rehearing. The case was remanded to the District Court for further action per the Court of Appeals' decision. On January 2, 2025, Hytera filed a petition for writ of certiorari with the Supreme Court of the United States. Acceptance or denial of the petition is discretionary by the Supreme Court.

In 2024, the parties engaged in competing litigation in the District Court and a court in China related to the possible continued use by Hytera of the company’s trade secrets in Hytera’s currently shipping products. On April 2, 2024, the District Court held Hytera in civil contempt, and issued a worldwide sales injunction of certain Hytera products and a daily fine, for Hytera's failure to withdraw its competing litigation in China. On April 16, 2024, the Court of Appeals granted Hytera's motion for an emergency stay of the contempt sanctions, to allow the Court of Appeals to review the District Court's various orders related to the competing litigation and contempt sanctions. The District Court held hearings from August 26-30, 2024, concerning whether Hytera's currently shipping products continue to misuse the company's trade secrets and copyrighted source code. The issue is currently under consideration by the District Court.

On January 13, 2025, Hytera pleaded guilty to one federal felony count of conspiracy to steal the company's trade secrets in a criminal action brought by the U.S. Department of Justice against Hytera and several of its employees in the District Court. Hytera's sentencing has been scheduled for November 6, 2025. Pursuant to the plea agreement reached between Hytera and the government, Hytera's sentence may include a fine to be paid to the government and restitution to be paid to the company in an amount to be determined by the District Court.

Management typically considers legal expenses associated with defending the company's intellectual property as “normal and recurring” and accordingly, Hytera-related legal expenses were included in both the company's GAAP and non-GAAP operating income for fiscal years 2017, 2018 and 2019. The company anticipates further expenses associated with Hytera-related litigation; however, as of 2020, the company believes that these expenses are no longer a part of the “normal and recurring” legal expenses incurred to operate its business. In addition, as any contingent or actual gains associated with the Hytera litigation are recognized, they will be similarly excluded from the company's non-GAAP operating income, consistent with the company's treatment of the approximately $15 million of proceeds realized in 2022 and $61 million realized in 2024. The company believes after the jury award, the presentation of excluding both Hytera-related legal expenses and gains related to awards better aligns with how management evaluates the company's ongoing underlying business performance.

Share-based compensation expenses: The company has excluded share-based compensation expense from its non-GAAP operating expenses and net income measurements. Although share-based compensation is a key incentive offered to the company’s employees and the company believes such compensation contributed to the revenue earned during the periods presented and also believes it will contribute to the generation of future period revenues, the company continues to evaluate its performance excluding share-based compensation expense primarily because it represents a significant non-cash expense. Share-based compensation expense will recur in future periods.

Intangible assets amortization expense: The company has excluded intangible assets amortization expense from its non-GAAP operating expenses and net earnings measurements, primarily because it represents a non-cash expense and because the company evaluates its performance excluding intangible assets amortization expense. Amortization of intangible assets is consistent in amount and frequency but is significantly affected by the timing and size of the company’s acquisitions. Investors should note that the use of intangible assets contributed to the company’s revenues earned during the periods presented and will contribute to the company’s future period revenues as well. Intangible assets amortization expense will recur in future periods.

FORWARD LOOKING STATEMENTS
This news release contains "forward-looking statements" within the meaning of applicable federal securities law. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. The company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing the company’s views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, but are not limited to, Motorola Solutions’ financial outlook for the first quarter and full-year of 2025; the impact of the Airwave Charge Control; the impact of the company's proceedings in the U.K. High Court relating to the Deferred National Shutdown Notice; and the company's expectations regarding the Collective Proceeding. Motorola Solutions cautions the reader that the risks and uncertainties below, as well as those in Part I Item 1A of Motorola Solutions’ 2023 Annual Report on Form 10-K and in its other SEC filings available for free on the SEC’s website at www.sec.gov and on Motorola Solutions’ website at www.motorolasolutions.com/investors, could cause Motorola Solutions’ actual results to differ materially from those estimated or predicted in the forward-looking statements. Many of these risks and uncertainties cannot be controlled by Motorola Solutions, and factors that may impact forward-looking statements include, but are not limited to: (i) increased areas of risk, increased competition and additional compliance obligations associated with the introduction of new or enhanced products and services in our segments; (ii) impact of catastrophic events on our business or our customers' or suppliers' business; (iii) social, ethical, environmental and competitive risks relating to the use of artificial intelligence ("AI") in our products and services; (iv) the effectiveness of our strategic acquisitions, including the integrations of such acquired businesses; (v) the inability of our products to meet our customers’ expectations or regulatory or industry standards; (vi) our inability to purchase a sufficient amount of materials, parts, and components, as well as software and services, at acceptable prices to meet the demands of our customers, and any disruption to our suppliers or significant increase in the price of supplies; (vii) risks related to our large, multi-year system and services contracts (including, but not limited to, with respect to the Airwave contract); (viii) the global nature of our employees, customers, suppliers and outsource partners; (ix) our use of third-parties to develop, design and/or manufacture many of our components and some of our products, and to perform portions of our business operations; (x) the inability of our subcontractors to perform in a timely and compliant manner or adhere to our Human Rights Policy; (xi) increasing scrutiny and evolving expectations from investors, customers, lawmakers, regulators and other stakeholders regarding environmental, social and governance (“ESG”) related practices and disclosures, as well as recent U.S. based anti-ESG efforts; (xii) challenges relating to existing or future legislation and regulations pertaining to AI, AI-enabled products and the use of biometrics and other video analytics; (xiii) the impact, including increased costs and potential liabilities, associated with changes in laws and regulations regarding cybersecurity, privacy, data protection, and information security; (xiv) the impact of government regulation of radio frequencies; (xv) regulations, laws and other compliance requirements applicable to our U.S. government customer contracts and grants; (xvi) the impact, including increased costs and additional compliance obligations, associated with existing or future telecommunications-related laws and regulations; (xvii) impact of product regulatory and safety, consumer, worker safety and environmental product compliance and remediation laws; (xviii) the evolving state of environmental regulation relating to climate change, and the physical risks of climate change;
(xix) impact of tax matters; (xx) increased cybersecurity threats, a security breach or other significant disruption of our IT systems or those of our outsource partners, suppliers or customers; (xxi) our inability to protect our intellectual property or potential infringement of intellectual property rights of third parties; (xxii) risks relating to intellectual property licenses and intellectual property indemnities in our customer and supplier contracts; (xxiii) our license of the MOTOROLA, MOTO, MOTOROLA SOLUTIONS and the Stylized M logo and all derivatives and formatives thereof from Motorola Trademark Holdings, LLC; (xxiv) inability to attract and retain senior management and key employees; (xxv) impact of current global economic and political conditions in the markets in which we operate (including, but not limited to, with respect to tariffs); (xxvi) inability to access the capital markets for financing on acceptable terms and conditions; (xxvii) exposure to exchange rate fluctuations on cross-border transactions and the translation of local currency results into U.S. dollars; (xxviii) impact of returns on pension and retirement plan assets and interest rate changes; and (xix) the return of capital to shareholders through dividends and/or repurchasing shares. Motorola Solutions undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.

ABOUT MOTOROLA SOLUTIONS | SOLVING FOR SAFER
Safety and security are at the heart of everything we do at Motorola Solutions. We build and connect technologies to help protect people, property and places. Our technologies support public safety agencies and enterprises alike, enabling the collaboration that’s critical for safer communities, safer schools, safer hospitals and safer businesses. Learn more about our commitment to innovating for a safer future for us all at www.motorolasolutions.com.

MEDIA CONTACT
Alexandra Reynolds
Motorola Solutions
+1 312-965-3968
alexandra.reynolds@motorolasolutions.com

INVESTOR CONTACT
Tim Yocum
Motorola Solutions
+1 847-576-6899
Tim.Yocum@motorolasolutions.com

MOTOROLA, MOTOROLA SOLUTIONS and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license. All other trademarks are the property of their respective owners. ©2025 Motorola Solutions, Inc. All rights reserved.

GAAP-1
Motorola Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share amount)

	Three Months Ended
	December 31, 2024	December 31, 2023
Net sales from products	$1,815	$1,750
Net sales from services	1,195	1,098
Net sales	3,010	2,848
Costs of products sales	733	724
Costs of services sales	729	669
Costs of sales	1,462	1,393
Gross margin	1,548	1,455
Selling, general and administrative expenses	487	424
Research and development expenditures	246	218
Other charges	(38)	35
Intangibles amortization	39	40
Operating earnings	814	738
Other income (expense):
Interest expense, net	(56)	(52)
Other, net	29	21
Total other expense	(27)	(31)
Net earnings before income taxes	787	707
Income tax expense	175	111
Net earnings	612	596
Less: Earnings attributable to noncontrolling interests	1	1
Net earnings attributable to Motorola Solutions, Inc.	$611	$595
Earnings per common share:
Basic	$3.66	$3.58
Diluted	$3.56	$3.47
Weighted average common shares outstanding:
Basic	167.1	166.1
Diluted	171.4	171.5

	Percentage of Net Sales*
Net sales from products	60.3%	61.4%
Net sales from services	39.7%	38.6%
Net sales	100.0%	100.0%
Costs of products sales	40.4%	41.4%
Costs of services sales	61.0%	60.9%
Costs of sales	48.6%	48.9%
Gross margin	51.4%	51.1%
Selling, general and administrative expenses	16.2%	14.9%
Research and development expenditures	8.2%	7.7%
Other charges	(1.3)%	1.2%
Intangibles amortization	1.3%	1.4%
Operating earnings	27.0%	25.9%
Other income (expense):
Interest expense, net	(1.9)%	(1.8)%
Other, net	1.0%	0.7%
Total other expense	(0.9)%	(1.1)%
Net earnings before income taxes	26.1%	24.8%
Income tax expense	5.8%	3.9%
Net earnings	20.3%	20.9%
Less: Earnings attributable to non-controlling interests	—%	—%
Net earnings attributable to Motorola Solutions, Inc.	20.3%	20.9%
* Percentages may not add up due to rounding

GAAP-2
Motorola Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share amounts)

	Years Ended
	December 31, 2024	December 31, 2023	December 31, 2022
Net sales from products	$6,454	$5,814	$5,368
Net sales from services	4,363	4,164	3,744
Net sales	10,817	9,978	9,112
Costs of products sales	2,674	2,591	2,595
Costs of services sales	2,631	2,417	2,288
Costs of sales	5,305	5,008	4,883
Gross margin	5,512	4,970	4,229
Selling, general and administrative expenses	1,752	1,561	1,450
Research and development expenditures	917	858	779
Other charges	3	80	82
Intangibles amortization	152	177	257
Operating earnings	2,688	2,294	1,661
Other income (expense):
Interest expense, net	(227)	(216)	(226)
Gains on sales of investments and businesses, net	—	—	3
Other, net	(489)	68	77
Total other expense	(716)	(148)	(146)
Net earnings before income taxes	1,972	2,146	1,515
Income tax expense	390	432	148
Net earnings	1,582	1,714	1,367
Less: Earnings attributable to noncontrolling interests	5	5	4
Net earnings attributable to Motorola Solutions, Inc.	$1,577	$1,709	$1,363

Earnings per common share:
Basic	$9.45	$10.23	$8.14
Diluted	$9.23	$9.93	$7.93
Weighted average common shares outstanding:
Basic	166.8	167.0	167.5
Diluted	170.8	172.1	171.9

	Percentage of Net Sales*
Net sales from products	59.7%	58.3%	58.9%
Net sales from services	40.3%	41.7%	41.1%
Net sales	100.0%	100.0%	100.0%
Costs of products sales	41.4%	44.6%	48.3%
Costs of services sales	60.3%	58.0%	61.1%
Costs of sales	49.0%	50.2%	53.6%
Gross margin	51.0%	49.8%	46.4%
Selling, general and administrative expenses	16.2%	15.6%	15.9%
Research and development expenditures	8.5%	8.6%	8.5%
Other charges	—%	0.8%	0.9%
Intangibles amortization	1.4%	1.8%	2.8%
Operating earnings	24.8%	23.0%	18.2%
Other income (expense):
Interest expense, net	(2.1)%	(2.2)%	(2.5)%
Gains on sales of investments and businesses, net	—%	—%	—%
Other, net	(4.5)%	0.7%	0.8%
Total other expense	(6.6)%	(1.5)%	(1.6)%
Net earnings before income taxes	18.2%	21.5%	16.6%
Income tax expense	3.6%	4.3%	1.6%
Net earnings	14.6%	17.2%	15.0%
Less: Earnings attributable to noncontrolling interests	—%	0.1%	—%
Net earnings attributable to Motorola Solutions, Inc.	14.6%	17.1%	15.0%
* Percentages may not add up due to rounding

GAAP-3
Motorola Solutions, Inc. and Subsidiaries
Consolidated Balance Sheets
(In millions)

	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$2,102	$1,705
Accounts receivable, net	1,952	1,710
Contract assets	1,230	1,102
Inventories, net	766	827
Other current assets	429	357
Current assets held for disposition	—	24
Total current assets	6,479	5,725
Property, plant and equipment, net	1,022	964
Operating lease assets	529	495
Investments	135	143
Deferred income taxes	1,280	1,062
Goodwill	3,526	3,401
Intangible assets, net	1,249	1,255
Other assets	375	274
Non-current assets held for disposition	—	17
Total assets	$14,595	$13,336
Liabilities and Stockholders' Equity
Current portion of long-term debt	$322	$1,313
Accounts payable	1,018	881
Contract liabilities	2,072	2,037
Accrued liabilities	1,643	1,504
Current liabilities held for disposition	—	1
Total current liabilities	5,055	5,736
Long-term debt	5,675	4,705
Operating lease liabilities	427	407
Other liabilities	1,719	1,741
Non-current liabilities held for disposition	—	8
Total Motorola Solutions, Inc. stockholders’ equity	1,703	724
Noncontrolling interests	16	15
Total liabilities and stockholders’ equity	$14,595	$13,336

GAAP-4

Motorola Solutions, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended
	December 31, 2024	December 31, 2023
Operating
Net earnings	$612	$596
Adjustments to reconcile Net earnings to Net cash provided by operating activities:
Depreciation and amortization	87	85
Non-cash other charges	4	6
Exit of video manufacturing operations	—	24
Share-based compensation expenses	63	52
Changes in assets and liabilities, net of effects of acquisitions, dispositions, and foreign currency translation adjustments:
Accounts receivable	(125)	(26)
Inventories	41	106
Other current assets and contract assets	66	58
Accounts payable, accrued liabilities, and contract liabilities	427	390
Other assets and liabilities	(46)	(18)
Deferred income taxes	(59)	(28)
Net cash provided by operating activities	1,070	1,245
Investing
Acquisitions and investments, net	(22)	(168)
Proceeds from sales of investments	2	7
Capital expenditures	(87)	(81)
Net cash used for investing activities	(107)	(242)
Financing
Issuances of common stock	57	28
Purchases of common stock	(106)	(134)
Payment of dividends	(164)	(146)
Net cash used for financing activities	(213)	(252)
Effect of exchange rate changes on cash and cash equivalents	(52)	44
Net increase in cash and cash equivalents	698	795
Cash and cash equivalents, beginning of period	1,404	910
Cash and cash equivalents, end of period	$2,102	$1,705

GAAP-5
Motorola Solutions, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In millions)

	Years Ended
	December 31, 2024	December 31, 2023	December 31, 2022
Operating
Net earnings	$1,582	$1,714	$1,367
Adjustments to reconcile Net earnings to Net cash provided by operating activities:
Depreciation and amortization	336	356	440
Non-cash other charges	16	14	23
Exit of video manufacturing operations	—	24	—
Loss on ESN fixed asset impairment	—	—	147
Share-based compensation expenses	243	212	172
Gains on sales of investments and businesses, net	—	—	(3)
Losses from the extinguishment of long term debt	585	—	6
Changes in assets and liabilities, net of effects of acquisitions, dispositions, and foreign currency translation adjustments:
Accounts receivable	(246)	(180)	(112)
Inventories	62	200	(242)
Other current assets and contract assets	(213)	(82)	(1)
Accounts payable, accrued liabilities, and contract liabilities	302	(144)	451
Other assets and liabilities	(61)	(38)	(91)
Deferred income taxes	(215)	(32)	(334)
Net cash provided by operating activities	2,391	2,044	1,823
Investing
Acquisitions and investments, net	(290)	(180)	(1,177)
Proceeds from sales of investments	40	19	46
Capital expenditures	(257)	(253)	(256)
Net cash used for investing activities	(507)	(414)	(1,387)
Financing
Net proceeds from issuance of debt	1,288	—	595
Repayment of debt	(1,906)	(1)	(285)
Issuances of common stock	75	104	156
Purchases of common stock	(247)	(804)	(836)
Payment of dividends	(654)	(589)	(530)
Payment of dividends to noncontrolling interest	(4)	(5)	(6)
Net cash used for financing activities	(1,448)	(1,295)	(906)
Effect of exchange rate changes on cash and cash equivalents	(39)	45	(79)
Net increase (decrease) in cash and cash equivalents	397	380	(549)
Cash and cash equivalents, beginning of period	1,705	1,325	1,874
Cash and cash equivalents, end of period	$2,102	$1,705	$1,325

Non-GAAP-1

Motorola Solutions, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(In millions)

	Three Months Ended		Years Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net cash provided by operating activities	$1,070	$1,245	$2,391	$2,044
Capital expenditures	(87)	(81)	(257)	(253)
Free cash flow	$983	$1,164	$2,134	$1,791

Non-GAAP-2
Motorola Solutions, Inc. and Subsidiaries
Reconciliation of Net Earnings Attributable to MSI to Non-GAAP Net Earnings Attributable to MSI
(In millions)

		Three Months Ended		Years Ended
	Statement Line	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net earnings attributable to MSI		$611	$595	$1,577	$1,709
Non-GAAP adjustments before income taxes:
Share-based compensation expenses	Cost of sales, SG&A and R&D	$63	$52	$243	$212
Intangible assets amortization expense	Intangibles amortization	39	40	152	177
Hytera-related legal expenses	SG&A	31	—	45	13
Reorganization of business charges	Cost of sales and Other charges (income)	17	7	38	29
Acquisition-related transaction fees	Other charges (income)	8	4	20	7
Environmental reserve expense	Other charges (income)	2	—	2	15
Fixed asset impairments	Other charges (income)	2	—	2	3
Operating lease asset impairments	Other charges (income)	1	2	6	6
Fair value adjustments to equity investments	Other (income) expense	1	—	5	(13)
Gain on Hytera litigation	Other charges (income)	(61)	—	(61)	—
Loss from the extinguishment of Silver Lake Convertible Debt	Other (income) expense	—	—	585	—
Adjustments to uncertain tax positions	Interest income, net	—	—	22	—
Legal settlements	Other charges (Income)	—	3	7	4
Investment impairments	Other (income) expense	—	—	3	16
Exit of video manufacturing operations	Other charges (income)	—	24	—	24
Total Non-GAAP adjustments before income taxes		$103	$132	$1,069	$493
Income tax expense on Non-GAAP adjustments		21	59	280	145
Total Non-GAAP adjustments after income taxes		82	73	789	348
Non-GAAP Net earnings attributable to MSI		$693	$668	$2,366	$2,057

Motorola Solutions, Inc. and Subsidiaries
Calculation of Non-GAAP Tax Rate
(In millions)

	Three Months Ended		Years Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net earnings before income taxes	$787	$707	$1,972	$2,146
Total Non-GAAP adjustments before income taxes*	103	132	1,069	493
Non-GAAP Net earnings before income taxes	890	839	3,041	2,639
Income tax expense	175	111	390	432
Income tax expense on Non-GAAP adjustments**	21	59	280	145
Total Non-GAAP Income tax expense	196	170	670	577
Non-GAAP Tax rate	22.0%	20.3%	22.0%	21.9%
*See reconciliation on Non-GAAP-2 table above for detail on Non-GAAP adjustments before income taxes
**Income tax impact of highlighted items

Non-GAAP-2
Motorola Solutions, Inc. and Subsidiaries
Reconciliation of Earnings Per Share to Non-GAAP Earnings Per Share*

		Three Months Ended		Years Ended
	Statement Line	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Earnings per share attributable to MSI		$3.56	$3.47	$9.23	$9.93
Non-GAAP adjustments before income taxes:
Share-based compensation expenses	Cost of sales, SG&A and R&D	$0.37	$0.30	$1.42	$1.23
Intangible assets amortization expense	Intangibles amortization	0.23	0.24	0.89	1.03
Hytera-related legal expenses	SG&A	0.18	—	0.27	0.08
Reorganization of business charges	Cost of sales and Other charges (income)	0.10	0.04	0.22	0.17
Acquisition-related transaction fees	Other charges (income)	0.04	0.02	0.12	0.04
Environmental reserve expense	Other charges (income)	0.01	—	0.01	0.09
Fixed asset impairments	Other charges (income)	0.01	—	0.01	0.02
Operating lease asset impairments	Other charges (income)	0.01	0.01	0.04	0.03
Fair value adjustments to equity investments	Other (income) expense	0.01	—	0.03	(0.08)
Gain on Hytera litigation	Other charges (income)	(0.36)	—	(0.36)	—
Loss from the extinguishment of Silver Lake Convertible Debt	Other (income) expense	—	—	3.42	—
Adjustments to uncertain tax positions	Interest income, net	—	—	0.13	—
Legal settlements	Other charges (Income)	—	0.02	0.04	0.02
Investment impairments	Other (income) expense	—	—	0.02	0.09
Exit of video manufacturing operations	Other charges (income)	—	0.14	—	0.14
Total Non-GAAP adjustments before income taxes		$0.60	$0.77	$6.26	$2.86
Income tax expense on Non-GAAP adjustments		0.12	0.34	1.65	0.84
Total Non-GAAP adjustments after income taxes		0.48	0.43	4.61	2.02
Non-GAAP Earnings per share attributable to MSI		$4.04	$3.90	$13.84	$11.95

GAAP Diluted Weighted Average Common Shares		171.4	171.5	170.8	172.1
Adjusted for dilutive shares outstanding**		—	—	0.2	—
Non-GAAP Diluted Weighted Average Common Shares		171.4	171.5	171.0	172.1
*Indicates Non-GAAP Diluted EPS
** Under U.S. GAAP, the Silver Lake shares were considered anti-dilutive to earnings per share for the year ended December 31, 2024 and were excluded from the computation of GAAP diluted weighted average common shares and diluted earnings per share. The shares are considered dilutive for non-GAAP earnings per share for the year ended December 31, 2024 and an adjustment is reflected to include these shares for non-GAAP diluted earnings per share.

Non-GAAP-3
Motorola Solutions, Inc. and Subsidiaries
Reconciliations of Operating Earnings to Non-GAAP Operating Earnings and Operating Margin to Non-GAAP Operating Margin
(In millions)

	Three Months Ended
	December 31, 2024			December 31, 2023
	Products and Systems Integration	Software and Services	Total	Products and Systems Integration	Software and Services	Total
Net sales	$1,949	$1,061	$3,010	$1,890	$958	$2,848
Operating earnings	$541	$273	$814	$492	$246	$738
Above OE non-GAAP adjustments:
Share-based compensation expenses	46	17	63	38	14	52
Intangible assets amortization expense	19	20	39	9	31	40
Hytera-related legal expenses	31	—	31	—	—	—
Reorganization of business charges	12	5	17	6	1	7
Acquisition-related transaction fees	1	7	8	2	2	4
Environmental reserve expense	2	—	2	—	—	—
Fixed asset impairments	1	1	2	—	—	—
Operating lease asset impairments	2	(1)	1	1	1	2
Gain on Hytera litigation	(61)	—	(61)	—	—	—
Exit of video manufacturing operations	—	—	—	17	7	24
Legal settlements	—	—	—	2	1	3
Total above-OE non-GAAP adjustments	53	49	102	75	57	132
Operating earnings after non-GAAP adjustments	$594	$322	$916	$567	$303	$870

Operating earnings as a percentage of net sales - GAAP	27.8%	25.7%	27.0%	26.0%	25.7%	25.9%
Operating earnings as a percentage of net sales - after non-GAAP adjustments	30.5%	30.3%	30.4%	30.0%	31.6%	30.5%

Non-GAAP-4
Motorola Solutions, Inc. and Subsidiaries
Reconciliations of Operating Earnings to Non-GAAP Operating Earnings and Operating Margin to Non-GAAP Operating Margin
(In millions)

	Years Ended
	December 31, 2024			December 31, 2023
	Products and Systems Integration	Software and Services	Total	Products and Systems Integration	Software and Services	Total
Net sales	$6,883	$3,934	$10,817	$6,242	$3,736	$9,978
Operating earnings ("OE")	$1,676	$1,012	$2,688	$1,244	$1,050	$2,294
Above OE non-GAAP adjustments:
Share-based compensation expenses	172	71	243	154	58	212
Intangible assets amortization expense	54	98	152	41	136	177
Hytera-related legal expenses	45	—	45	13	—	13
Reorganization of business charges	32	6	38	28	1	29
Acquisition-related transaction fees	4	16	20	2	5	7
Legal settlements	1	6	7	3	1	4
Operating lease asset impairments	5	1	6	4	2	6
Environmental reserve expense	2	—	2	10	5	15
Fixed asset impairments	1	1	2	2	1	3
Gain on Hytera litigation	(61)	—	(61)	—	—	—
Exit of video manufacturing operations	—	—	—	17	7	24
Total above-OE non-GAAP adjustments	255	199	454	274	216	490
Operating earnings after non-GAAP adjustments	$1,931	$1,211	$3,142	$1,518	$1,266	$2,784

Operating earnings as a percentage of net sales - GAAP	24.3%	25.7%	24.8%	19.9%	28.1%	23.0%
Operating earnings as a percentage of net sales - after non-GAAP adjustments	28.1%	30.8%	29.0%	24.3%	33.9%	27.9%

Non-GAAP-5

Motorola Solutions, Inc. and Subsidiaries
Reconciliation of Revenue to Non-GAAP Organic Revenue
(In millions)

	Three Months Ended
	December 31, 2024	December 31, 2023	% Change
Net sales	$3,010	$2,848	6%
Non-GAAP adjustments:
Sales from acquisitions	37	—
Organic revenue	$2,973	$2,848	4%

	Years Ended
	December 31, 2024	December 31, 2023	% Change
Net sales	$10,817	$9,978	8%
Non-GAAP adjustments:
Sales from acquisitions	95	—
Organic revenue	$10,722	$9,978	7%

Non-GAAP-6

Motorola Solutions, Inc. and Subsidiaries
Reconciliation of Net Sales to Net Sales Adjusted for the U.K. Home Office
(In millions)

	Three Months Ended		% Change	Years Ended		% Change
	December 31, 2024	December 31, 2023		December 31, 2024	December 31, 2023
Software and Services net sales	$1,061	$958	11%	$3,934	$3,736	5%
U.K. Home Office net sales	(97)	(114)		(383)	(585)
Software and Services net sales adjusted for the U.K. Home Office	$964	$844	14%	$3,551	$3,151	13%

Net sales	$3,010	$2,848	6%	$10,817	$9,978	8%
U.K. Home Office net sales	(97)	(114)		(383)	(585)
Net sales adjusted for the U.K. Home Office	$2,913	$2,734	7%	$10,434	$9,393	11%